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                                  EXHIBIT 99.2

                                  PRESS RELEASE

                     BAYARD DRILLING TECHNOLOGIES ANNOUNCES
                  ACQUISITION OF DRILLING ASSETS IN SOUTH TEXAS

         OKLAHOMA CITY, OKLAHOMA, JUNE 30, 1998: Bayard Drilling Technologies, Inc. (AMEX: BDI) announced today that it has completed the purchase of the contract drilling assets of TransTexas Gas Corporation for $75 million. Bayard and TransTexas entered into a 30-month drilling alliance agreement under which TransTexas will utilize up to 15 Bayard rigs to meet its land drilling needs in South Texas and the Gulf Coast regions. Bayard agreed to make such rigs available for use by TransTexas at pre-agreed terms. Currently, eight of the rigs are on location and drilling for TransTexas. In addition, the Company anticipates that TransTexas may utilize one of the Company's deep SCR land rigs to develop TransTexas' Eagle Bay field in Galveston Bay. TransTexas may also utilize one or more of the Company's deep SCR rigs in the future on prospects in south Louisiana.

         Bayard financed the acquisition with a private placement of $100 million of senior notes of the Company under Rule 144A. The notes bear interest at 11% and mature in 2005. The notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

         Bayard Drilling Technologies, Inc. is a leading provider of land drilling services to major and independent oil and gas companies.

         The Company's operating results are substantially affected by industry conditions such as the levels and volatility of market prices of oil and gas. In recent months, the market prices of oil and gas have decreased significantly, which has affected demand for land drilling rigs. These developments have the potential of adversely affecting the Company's results in future periods. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this news release contains statements that are forward-looking in nature including statements about the Company's expectations regarding actions that may be taken by TransTexas. Such statements involve important risks and uncertainties that could significantly affect anticipated results in the future and cause actual results to differ from those expressed in any such forward-looking statements.


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